Exhibit 10.6

DESCRIPTION OF ANNUAL CASH INCENTIVE PROGRAM

Blue Ridge Bankshares, Inc. (“Blue Ridge”) maintains an annual cash incentive program that provides for awards based on the performance of Blue Ridge in five key areas: risk management, asset quality, held-for-investment loan growth, noninterest demand deposit account growth, and net income. Each named executive officer of Blue Ridge is eligible to participate in the plan. Each of the foregoing areas has assigned weights for each officer and, on an annual basis, the Blue Ridge Compensation Committee determines the metrics pursuant to which bonuses ultimately will be paid to such officers, with a target award of 15% of base salary.

The amounts earned under the plan may be modified, reduced or eliminated in the discretion of the Blue Ridge Compensation Committee based on Blue Ridge’s performance and other factors. Minimum targets must be achieved to earn awards with respect to asset quality, held-for-investment loan growth, noninterest demand deposit account growth, and net income, and maximum award amounts are capped for asset quality, held-for-investment loan growth, and net income to mitigate the risk of any actions taken by management that could inflate short-term incentives for personal benefit that do not align with good corporate governance or the long-term financial and operational health of Blue Ridge.